Exhibit 99

Southcoast Announces 2014 First Quarter Results

Mt. Pleasant, S.C., April 10, 2014 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited pretax income of $988,000 and after tax net income of $643,000, or $.09 per basic share, for the quarter ended March 31, 2014. This compares to unaudited pretax income of $1,061,000 and after tax net income of $1,006,000, or $0.14 per basic share, for the quarter ended March 31, 2013.  The March 31, 2014 income per share is based on 7,085,818 basic average shares compared to 7,070,375 basic average shares for 2013. The 2014 results include the continued improvement in asset quality, deposit mix and net interest margin.

For the quarter ended March 31, 2014, net interest income totaled $3,630,000, an increase of $197,000 from $3,433,000 for the quarter ended March 31, 2013. The net interest margin increased to 3.81% as of March 31, 2014 from 3.65% as of March 31, 2013.

Noninterest income for 2014 decreased to $488,000 from $589,000 for 2013, primarily due to an $83,000 reduction in mortgage loan and related fees.

Noninterest expense levels increased to $3,130,000 for 2014 from $2,961,000 for 2013. Included in 2013 was the benefit of $288,000 in net gains on sales of other real estate owned compared to only $105,000 in 2014.

Tax expense increased to $345,000 for 2014 from $55,000 for 2013. In the first quarter of 2013, the company was not accruing any Federal income tax due to its deferred tax asset (DTA) valuation allowance. The valuation allowance was reversed later in 2013, requiring tax expense to once again be accrued.

Total assets as of March 31, 2014 were $453.0 million compared to $447.4 million as of December 31, 2013, an increase of 1.26%. Loans, excluding loans held for sale, increased 2.23% to $339.3 million, from $331.9 million as of December 31, 2013. Deposits increased by $15.6 million to $331.5 million at March 31, 2014, from $315.8 million at December 31, 2013.  This increase was comprised of an $11.9 million increase in noninterest demand deposits and a $5.5 million increase in time deposits, offset by a $1.8 million decrease in interest bearing nontime deposits. Growth in core deposits is a major strategy incorporated into our 2014 strategic plan.

The Company’s ratio of nonperforming assets to total assets was 2.92% as of March 31, 2014, compared to 3.90% as of March 31, 2013.  The allowance for loan losses as a percentage of loans was 1.81% as of March 31, 2014, compared to 2.41% as of March 31, 2013.  The allowance for loan losses as a percentage of total nonperforming loans totaled 68.61% as of March 31, 2014, compared to 74.88% as of March 31, 2013.  The year to year reduction in the allowance for loan losses to total loans was reflective of improved credit quality in the loan portfolio, most notably due to a significant reduction in criticized and classified loans.  The subsidiary bank’s capital position as of March 31, 2014 remains in excess of regulatory well-capitalized requirements.

“We are proud of the improvements in our Company’s performance as they reflect the loyalty of our customers and the dedication of our employees,” said L. Wayne Pearson, Chairman and Chief Executive Officer.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	March 31	December 31
	2014	2013
	(Unaudited)
Assets
Cash and cash equivalents	$29,280	$28,460
Investments	42,908	43,451
Loans held for sale	0	271
Loans	339,291	331,906
Less: Allowance for loan losses	6,146	6,041

Net loans	333,145	325,865
Fixed assets	20,950	21,150
Other assets	26,743	28,187

Total Assets	$453,026	$447,384

Liabilities & Shareholders' Equity
Deposits:
Noninterest bearing	$52,337	$40,399
Interest bearing nontime	137,100	138,899
Time deposits	142,024	136,530

Total deposits	331,461	315,828
Other borrowings	63,694	73,818
Other liabilities	4,003	4,859
Junior subordinated debentures	10,310	10,310

Total liabilities	409,468	404,815

Shareholders' Equity
Common Stock	54,565	54,544
Accumulated deficit	(9,294)	(9,937)
Accumulated other comprehensive loss	(1,713)	(2,038)

Total shareholders' equity	43,558	42,569

Total Liabilities and
Shareholders' equity	$453,026	$447,384

Book Value Per Share	$6.15	$6.01

Southcoast Financial Corporation
Consolidated Income Statement
(Dollars in thousands, except share data)

	Quarter Ended
	March 31,	March 31,
	2014	2013
	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$4,235	$4,201
Interest on investments	301	252
Interest on Fed funds sold	6	6

Total interest income	4,542	4,459

Interest expense	912	1,026

Net interest income	3,630	3,433
Provision for loan losses	-	-

Net interest after provision	3,630	3,433

Noninterest income	488	589

Total noninterest income	488	589

Total operating income	4,118	4,022

Noninterest expense
Salaries and benefits	1,759	1,679
Occupancy and furniture and equipment	719	753
Other expenses	652	529

Total noninterest expense	3,130	2,961

Income before taxes	988	1,061
Income tax expense	345	55

Net income	$643	$1,006

Basic net income per common share	$0.09	$0.14

Diluted net income per common share	$0.09	$0.14

Average number of common shares
Basic	7,085,818	7,070,375
Diluted	7,085,818	7,070,375

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	March 31, 2014	March 31, 2013
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,630	$3,433
Provision for loan losses	-	-
Noninterest income	488	589
Noninterest expenses	3,130	2,961
Income Tax expense	345	55
Net income	$643	$1,006

PER SHARE DATA
Net income per share
Basic	$0.09	$0.14
Diluted	$0.09	$0.14

Average shares outstanding1
Basic	7,085,818	7,070,375
Diluted	7,085,818	7,070,375

Key ratios
Return on assets2	0.59%	0.95%
Return on equity2	6.06%	11.74%
Nonperforming assets to assets3	2.92%	3.90%
Reserve to loans4	1.81%	2.41%
Reserve to nonperforming loans	68.61%	74.88%
Net interest margin2	3.81%	3.65%

1 Prior period per share amounts adjusted for 15% stock dividend paid during June 2013.
2 Ratios for three months are annualized.
3 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, troubled debt restructures, and other real estate owned.
4 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, and troubled debt restructures.